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July 10, 2020

Exhibit 11

Goldman Sachs BDC, Inc.

200 West Street

New York, New York 10282

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs BDC, Inc. (the “Company”), a business development company organized as a Delaware corporation, in connection with the preparation, initial filing of, and the amendment to, the Company’s registration statement on Form N-14 (File No. 333-235856), as originally filed on January 8, 2020 (including the joint proxy statement/prospectus that is a part thereof, the “Registration Statement”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, in connection with the registration of up to 198,780,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued by the Company in connection with the merger of Evergreen Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), with and into Goldman Sachs Middle Market Lending Corp. (“MMLC”), to be followed by the merger of MMLC with and into the Company (the “Merger”), pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”), as described in the Registration Statement. This opinion letter is being furnished to the Company in accordance with the requirements of Item 16 of Form N-14 under the Investment Company Act of 1940, as amended, and no opinion is expressed herein as to any matter other than as to the legality of the Shares.

In rendering the opinions expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the following documents:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, and the proposed Amended and Restated Certificate of Incorporation contemplated by the Registration Statement;

(iii)	the Bylaws of the Company;

(iv)	a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a recent date (the “Certificate of Good Standing”); and

(v)

resolutions of the board of directors of the Company, or a duly authorized committee thereof relating to, among other things, the authorization and approval of (a) the preparation and filing of the Registration Statement, and (b) the authorization and issuance of the Shares pursuant to the Registration Statement.

As to the facts upon which this opinion is based, we have relied, to the extent we deem proper, upon certificates of public officials and certificates and written statements of agents, officers, directors and representatives of the Company.

July 10, 2020 Page 2

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies. In addition, we have assumed (i) the legal capacity of all natural persons, (ii) the legal power and authority of all persons signing on behalf of the parties to such documents (other than the Company), (iii) the transactions contemplated by the Merger Agreement will have been approved by the stockholders of the Company and any other party to the Merger Agreement in accordance with the joint proxy statement/prospectus which forms a part of the Registration Statement, (iv) the amended and restated certificate of incorporation of the Company will have been approved by the stockholders of the Company in accordance with the joint proxy statement/prospectus which forms a part of the Registration Statement and accepted for record by the Secretary of State of the State of Delaware, and that the Shares will be issued pursuant to such amended and restated certificate of incorporation, (v) that the Certificate of Good Standing remains accurate and the Registration Statement remains effective at the time of the issuance of the Shares and (vi) that the Company will have a sufficient number of authorized shares of Common stock for the issuance.

On the basis of the foregoing and subject to the assumptions and qualifications set forth in this letter, we are of the opinion that the Shares of the Company to be registered under the 1933 Act have been duly authorized for issuance and, when issued to the Company’s stockholders in the manner contemplated by the Registration Statement and the Merger Agreement, will be validly issued and, subject to the qualifications set forth in the Charter, fully paid and non-assessable.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court may determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware. We are members of the bar of the State of New York.

We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the joint proxy/prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP